 Filed pursuant to Rule 424(b)(3)
 File No. 333-280501
New Mountain Finance Corporation
Up to $400,000,000
Common Stock
Supplement No. 1, dated August 1, 2024
to
Prospectus, dated June 26, 2024 and
Prospectus Supplement, dated June 27, 2024
This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated June 27, 2024 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated June 26, 2024 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of New Mountain Finance Corporation in an “at-the-market” offering (the “ATM Program”) pursuant to that certain equity distribution agreement (as described below). The terms “Company,” “we,” “us,” and “our” refer to New Mountain Finance Corporation and its subsidiaries, unless indicated otherwise.
You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the information set forth under the sections entitled “Risk Factors” on page S-14 of the ATM Prospectus Supplement, page 18 of the Base Prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into the Prospectus, as well as in our subsequent filings with the Securities and Exchange Commission that are incorporated into the Prospectus, before investing in our common stock.
On November 3, 2021, we established the ATM Program to which the Prospectus relates, and through which we may sell, from time to time through distribution agents, shares of our common stock. In connection therewith, we entered into that certain equity distribution agreement, dated November 3, 2021, and as amended on each of May 18, 2023, August 23, 2023, and June 27, 2024 (the “Equity Distribution Agreement”), by and among the Company, New Mountain Finance Advisers BDC, L.L.C. (the “Adviser”), and New Mountain Finance Administration L.L.C. (the “Administrator”) on the one hand, and B. Riley Securities, Inc. (“B. Riley”) and Raymond James & Associates, Inc. (“Raymond James”) as distribution agents thereunder, on the other hand.
This supplement is being filed to reflect that, on August 1, 2024, we added one additional distribution agent to the ATM Program, Citizens JMP Securities, LLC (“Citizens” and together with B. Riley and Raymond James, each an “Agent” and collectively, the “Agents”). In connection with the addition of Citizens as an Agent, the Company, the Adviser and the Administrator entered into the Fourth Amendment to the Equity Distribution Agreement, dated August 1, 2024, with B. Riley, Raymond James and Citizens.
In light of the above, each reference to the term “Agent” or “Agents” in the ATM Prospectus Supplement is hereby amended to include B. Riley, Raymond James and Citizens.
The Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, valuation services and other financial and non-financial activities and services. Certain of the Agents and their respective affiliates have provided, currently provide, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, certain of the Agents have and may in the future extend loans or financing directly or indirectly to us and to persons and entities with relationships with us.
In the ordinary course of their various business activities, the Agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations, or otherwise) or persons and entities with relationships with us. Certain of the Agents and their affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The Agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.